UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 10, 2006

GENIUS PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27915	33-0852923
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

740 Lomas Santa Fe, Suite 210
Solana Beach, California 92075
(Address of Principal Executive Offices) (Zip Code)

(858) 793-8840
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 10, 2006, Genius Products, Inc. (the “Company”) and John Mueller entered into an Employment Agreement (the “Agreement”), effective March 10, 2006, regarding Mr. Mueller’s employment by the Company as its Executive Vice President and Chief Financial Officer of the Company.

Under the Agreement, Mr. Mueller is to be employed by the Company for a two-year term (starting from January 2. 2006), with a one-year extension at the option of the Company. Mr. Mueller’s annual base salary during his employment will be $250,000 in year one, $275,000 in year two, $300,000 in year three (if applicable), $325,000 in year four (if applicable), and $350,000 in year five (if applicable), and he will be provided an additional $800 monthly auto allowance. Mr. Mueller will also receive an annual bonus of $150,000 and, at the Company’s sole discretion, a performance bonus in the form of cash or shares of the Company’s common stock. In addition, Mr. Mueller will be granted an option to purchase 750,000 shares of the Company’s common stock with 500,000 shares vesting immediately and 125,000 additional shares vesting on each of January 1, 2007 and January 1, 2008. Mr. Mueller will receive three weeks annual paid vacation. If the Company terminates Mr. Mueller without cause (as defined in the Agreement), he will be entitled to receive a severance payment equal to his compensation as of the termination date for the remaining applicable term in which the termination occurs, but not exceeding 18 months, plus all accrued but unpaid salary and vacation time, plus any applicable annual bonus which has been awarded but not yet paid.

The Agreement is furnished as an exhibit to this Report. The preceding description of the Agreement is summary in nature and does not purport to be complete, should be read in conjunction with a review of the Agreement, and is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Employment Agreement, dated as of March 10, 2006, by and between Genius Products, Inc. and John Mueller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS PRODUCTS, INC.

Date: March 16, 2006	By:	/s/ Trevor Drinkwater

Trevor Drinkwater Chief Executive Officer

Index to Exhibits

Exhibit	Description

99.1	Employment Agreement, dated as of March 10, 2006, by and between Genius Products, Inc. and John Mueller.